Exhibit 15(b).1



Günther Förg (b. 1952–2013)



In the wake of his retrospective, prices for Förg's work have seen a significant increase. Hauser & Wirth has exclusively represented Förg's estate since June 2018. As of June 30, 2023, eight of his top ten auction records have been set since January 2019.

INVESTMENT THESIS

Initial Offering Price
$561,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$0.8m
$0.6m
$0.4m
$0.2m
17
18
19
20
21
22

Price Appreciation of Similar Works
26.1%

Sharpe Ratio (2006-2022)	watch video
Günther Förg	Not enough data
All Art	0.55
S&P 500	0.56

0% Progress

MEMBERS ONLY



Günther Förg

(b. 1952–2013)

Why we like this offering

1. Günther Förg is considered one of the most important artists of the modern era. Ranked by Artprice.com as 167th in the top 500 world rankings of best-selling artists at auction (Artprice Turnover 2022).
2. The Artwork is a prime example of Günther Förg's Gitterbilder (grid paintings) series, which he created from the late 1990s through the 2000s.
3. Günther Förg's grid paintings are characterized by their uneven, overlapping grid compositions painted in sections with various solid vibrant colors.
4. The clarity and complexity of the grids vary between paintings with some blurring into an almost indiscernible pattern while others remain completely structurally organized.
5. The Artwork is a large-scale horizontal grid painting, which features warm shades of dark reds and oranges as well as navy blue on a white background. The gestural, uneven markings of the loose grid do not reach the edge of the canvas, creating the illusion that the brushstrokes float in space.
6. Floating grid paintings have performed increasingly well at auction in recent years, bridging the gap with Günther Förg's Spot paintings. Recent auction sales similar to the Artwork include: "Untitled" (2006), which sold for $859,052 in June 2021, "Untitled" (2006), which sold for $597,855 in June 2019, and "Untitled" (2006), which sold for $506,196 in October 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$65,247,091	30	$1,427,800

Average Prices



256.4K
192.3K
128.2K
64.1K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



65.2M
48.9M
32.6M
16.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
72
54
36
18
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$561,000**
Offering Circular	sec.gov/edgar

Painting







About Günther Förg

Günther Förg (b. 1952, Füssen, Germany - d. 2013, Freiburg, Germany) was an important German artist who pushed the boundaries of his artistic practice in painting, sculpture, and photography as an exploration of modernism and the avant-garde. In his decades-long artistic career that evolved over the subsequent decades, Förg explored a variety of media and pioneered a cross-disciplinary approach to his practice, with special attention to photography and painting. The organic evolution of his paintings was inspired by a dialogue with various art historical movements, including 20th Century Modernism and Abstract Expressionism.

INVEST NOW

GUNTHER FÖRG

b. 1952 - d. 2013, GERMANY



$702,000
INITIAL OFFERING

26.1%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

12.1%
RECORD PRICE APPRECIATION[3]

15.0%
MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic on linen | 79 × 98 in (200 × 249 cm)

Günther Förg was a prolific post-war German artist who critically considered the boundaries of Modernism in his painting, sculpture, and photography.

The Artwork is a prime example of Günther Förg's Gitterbilder (grid paintings) series, which he created from the late 1990s through the 2000s. Günther Förg's grid paintings are characterized by their uneven, overlapping grid compositions painted in sections with various solid vibrant colors. The clarity and complexity of the grids vary between paintings with some blurring into an almost indiscernible pattern while others remain completely structurally organized. The Artwork is a large-scale horizontal grid painting, which features warm shades of dark reds and oranges as well as navy blue on a white background. The gestural, uneven markings of the loose grid do not reach the edge of the canvas, creating the illusion that the brushstrokes float in space. Floating grid paintings have performed increasingly well at auction in recent years, bridging the gap with Günther Förg's Spot paintings. Recent auction sales similar to the Artwork include: "Untitled" (2006), which sold for £ 622,500 ($859,052) at Christie's London on June 4, 2021, "Untitled" (2006), which sold for £ 471,000 ($597,855) at Sotheby's London on June 26, 2019, and "Untitled" (2006), which sold for £ 453,600 ($506,196) at Sotheby's London on October 14, 2022.

In 1996, Günther Förg was awarded the prestigious Wolfgang Hahn Prize by the Museum Ludwig in Cologne. His works are held in renowned public collections around the world, including the Museum of Modern Art in New York, the San Francisco Museum of Modern Art, the Broad in Los Angeles, the Walker Art Center in Minneapolis, the Tate Modern in London, the Stedelijk Museum in Amsterdam, and the Louisiana Museum of Modern Art in Denmark. In 2018, Förg was the subject of the major retrospective, Günther Förg: A Fragile Beauty, at the Stedelijk Museum in Amsterdam, which traveled to the Dallas Art Museum. In the wake of his retrospective, prices for Förg's work have seen a significant increase. Hauser & Wirth has exclusively represented the estate of Günther Förg since June 2018. As of June 28, 2023, eight of his top ten auction records have been set since January 2019. Günther Förg's top three auction records are led by "Untitled" (1990), a twenty-two piece installation, which sold for £1,331,250 ($1,726,552) at Christie's London on February 12, 2020, followed by "Untitled" (2007), a large scale Spot painting, which sold for $1,220,000 at Sotheby's New York on November 14, 2019, and "Sans Titre" (2008), another Spot painting, which sold for € 980,000 ($1,161,268) at Christie's Paris on June 30th, 2021.

AS OF JUNE 28, 2023, EIGHT OF HIS TOP TEN AUCTION RECORDS HAVE BEEN SET SINCE JANUARY 2019. GÜNTHER FÖRG'S TOP THREE AUCTION RECORDS ARE LED BY "UNTITLED" (1990), A TWENTY-TWO PIECE INSTALLATION, WHICH SOLD FOR £1,331,250 ($1,726,552) AT CHRISTIE'S LONDON ON FEBRUARY 12, 2020, FOLLOWED BY "UNTITLED" (2007), A LARGE SCALE SPOT PAINTING, WHICH SOLD FOR $1,220,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 14, 2019, AND "SANS TITRE" (2008), ANOTHER SPOT PAINTING, WHICH SOLD FOR € 980,000 ($1,161,268) AT CHRISTIE'S PARIS ON JUNE 30TH, 2021.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$0.9M
$0.7M
$0.4M
$0.2M
2017
2017
2018
2018
2019
2019
2020
2020
2020
2021
2021
2022
2022
2023



Günther Förg (b. 1952, Allgäu, Germany - d. 2013, Freiburg, Germany) was a prolific post-war German artist who critically considered the boundaries of Modernism in his painting, sculpture, and photography. From 1973 to 1979, Förg studied with Karl Fred Dahmen, a member of the Art Informel movement, at the Academy of Fine Arts in Munich. His early career is distinguished by his conceptual interest in the color gray, which formed the basis of his black and gray monochrome series known as his Gitter paintings. In the 1980s, the artist temporarily abandoned painting in favor of photography, capturing significant architectural landmarks like Bauhaus buildings in Tel Aviv and Fascist constructions in Italy in black-and-white. By 1990, Förg had reintroduced painting into his practice and expanded it to include wood, copper, bronze, and lead sculpture. He used the versatility of his new material repertoire to venture into the realm of figuration and created numerous expressionist sculptures of fragmented bodies. Simultaneously, his paintings began to incorporate vibrant colors and gestural hatch marks or grids known as his Gitterbilder (grid paintings). Förg's liberated return to painting defined the remainder of his career, culminating in his series of Spot paintings.




Förg 06



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Günther Förg with the following criteria: "Spot" paintings on canvas, executed between 2007 and 2009 that measure 50 inches by 50 inches to 120 inches by 120 inches. "Untitled" (2007), was excluded due to its atypical composition. The set of similar works includes one painting currently held in the Masterworks portfolio, Masterworks 084, LLC, an affiliate of the Company, purchased at Phillips, London, Post-War and Contemporary Art Day Sale, held on October 15, 2021 for £615,400 ($846,666). Where the auction house's buyer's premium was unavailable, the following buyer's premiums were applied: 10% was applied to 'Sans Titre" (2007), which sold on December 2, 2020 at Millon & Associés SAS in Paris, "Ohne Titel (Untitled)" (2007), which sold on December 4, 2018 at Bruun Rasmussen in Copenhagen and "Komposition" (2007), which sold on October 4, 2010 at Bruun Rasmussen in Copenhagen. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 26.1% CAGR implied from selected sales occurring from September 9, 2017 to October 14, 2022. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Hernan Bas have a record price compound annual growth rate ("CAGR") of 18.0% from May 11, 2006 to December 31, 2022. This calculation is based on (i) a record price of $75,000 on May 11, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,173,333 the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for a particular artwork. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Günther Förg have a record price compound annual growth rate ("CAGR") of 12.1% from May 8, 1990 to September 30, 2022. This calculation is based on (i) a record price of $35,000 on May 8, 1990, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,426,635, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Günther Förg is 15.0%, which is based on 9 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Günther Förg was May 27, 2006 and ending on the last date a repeat sale occurred for such artist, which in the case of Günther Förg was December 2, 2021. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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